                                                                   EXHIBIT 10.37


                         THE CHASE MANHATTAN BANK N.A.
                           One Chase Manhattan Plaza
                           New York, New York  10005

                             CHASE SECURITIES, INC.
                           One Chase Manhattan Plaza
                           New York, New York  10005

                           GLENAYRE ELECTRONICS INC.
                            5935 Carnegie Boulevard
                        Charlotte, North Carolina  28209


                                           June 25, 1996


                              PCSD Financial Corp.
               $225 Million Equipment Financing Credit Facilities
                               Commitment Letter



PCSD Financial Corp.
15 South Main Street
 Suite 810
Greenville, South Carolina 29601

Attention:       Mr. Mark Moore
                 Chief Financial Officer

Ladies and Gentlemen:

                 You have advised The Chase Manhattan Bank N.A. ("Chase"), Chase Securities, Inc. ("CSI") and Glenayre Electronics Inc. ("Glenayre") that PCSD Financial Corp. (the "Borrower") and its subsidiaries intend to construct and operate a nationwide paging system (the "Project") and that, in connection therewith, you have need for $225,000,000 of senior credit facilities (the "Facilities") to provide a portion of the financing necessary in connection therewith.

                 CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facilities, Chase is pleased to advise you that it is willing to provide the entire $150,000,000 of the "Tranche A Facility" and the "Tranche B Facility" referred to in the Term Sheet and to act as administrative agent in respect of the Facilities, and Glenayre is pleased to advise you that it is willing to provide the entire $75,000,000 of the "Glenayre

Facility" referred to in the Term Sheet. Attached hereto as Exhibit A is a Summary of Terms and Conditions (the "Term Sheet") setting forth the principal terms and conditions on and subject to which Chase and Glenayre are willing to make available their respective portions of the Facilities. It is a condition to Chase's commitments hereunder that the portion of the Facilities being provided by Glenayre shall be provided and it is a condition to Glenayre's commitments hereunder that the portion of the Facilities not being provided by Gleanayre shall be provided by Chase or the Syndicated Lenders referred to below.

                 You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

                 Chase intends to syndicate the Tranche A Facility and the Tranche B Facility (including, in our discretion, all or part of Chase's commitment hereunder) to a group of financial institutions (the "Syndicated Lenders" and together with Chase and Glenayre, the "Lenders") identified by Chase and CSI in consultation with you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your direct contact between senior management and advisors of the Borrower and the proposed Lenders, (b) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (c) the hosting, with CSI, of one or more meetings of prospective Lenders.

                 CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Syndicated Lenders and the amount and distribution of fees among the Syndicated Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI, Chase and Glenayre all information with respect to the Borrower, the Project and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase, Glenayre or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase, Glenayre or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. In arranging and syndicating the Facilities, we will use and rely on the Information and Projections without independent verification thereof.

                 As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

                 Chase's and Glenayre's commitments hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of the Borrower and the Project, (c) our not becoming aware after the date hereof of any information or other matter which is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (e) our satisfaction that prior to and during the syndication of the Facilities there shall have been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof (other than the Senior Notes referred to in the Term Sheet), (f) the negotiation, execution and delivery on or before August 31, 1996 of definitive documentation with respect to the Facilities satisfactory to Chase and Glenayre and their respective counsel and
(g) the other conditions set forth in the Term Sheet. The terms and conditions of Chase's and Glenayre's commitments hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI, Glenayre and the Borrower.

                 You agree (a) to indemnify and hold harmless Chase, CSI, Glenayre and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "indemnified person") from and against any and all losses, claims damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Project or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI, Glenayre and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation). No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

                 This Commitment Letter shall not be assignable by you without the prior written consent of Chase, CSI and Glenayre (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase, CSI and Glenayre. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements which have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                 This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

                 The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's and Glenayre's commitments hereunder.

                 If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 1, 1996. Chase's and Glenayre's commitments and CSI's agreements herein will expire at such time in the event Chase and Glenayre have not received such executed counterparts of this letter and, if the case of Chase only, the Fee Letter, in accordance with the immediately preceding sentence.

                 Chase, CSI and Glenayre are pleased to have been given the opportunity to assist you in connection with this important financing.

                                     Very truly yours,

                                     THE CHASE MANHATTAN BANK, N.A.


                                     By:____________________________
                                        Title:


                                     CHASE SECURITIES, INC.


                                     By:____________________________
                                        Title:


                                     GLENAYRE ELECTRONICS INC.


                                     By:____________________________
                                        Title:



Accepted and agreed to
as of the date first
written above by:

PCSD FINANCIAL CORP.


By:____________________________
   Title:

               $225 MILLION EQUIPMENT FINANCING CREDIT FACILITIES

                        Summary of Terms and Conditions

                                 June 25, 1996



     I.     Parties

       Borrower:                   PCSD Financial Corp. (the "Borrower").

       Guarantors:                 Each of the Borrower's direct and indirect
                                   subsidiaries (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit
                                   Parties").

       Lenders: In the case of the Tranche A and Tranche B Loans, the banks, financial institutions and other entities, including The Chase Manhattan Bank N.A. ("Chase"), selected in the syndication effort and, in the case of the Glenayre Credit Extensions, Glenayre Electronics Inc. ("Glenayre") (all of the foregoing, collectively, the "Lenders").

       Advisor and Arranger:       Chase and/or Chase Securities, Inc. (in such
                                   capacity, the "Arranger").

       Administrative Agent:       Chase (in such capacity, the "Administrative
                                   Agent").


     II.    Types and Amounts of Credit Facilities

1.     Glenayre Facility

       Type and Amount of
       Facility:                   4-year multiple drawdown term loan facility
                                   in the amount of $75,000,000 (the extensions of credit thereunder, the "Glenayre Credit
                                   Extensions").

       Availability:               The Glenayre Facility shall be available for
                                   extensions of credit against the Borrower's purchases of Glenayre equipment, related software and technical services during the period commencing on the Closing Date and ending on the date which is three and one half years thereafter (the "Glenayre Conversion
                                   Date"), after which the Glenayre Credit
                                   Extensions will amortize as described below.

              Amortization:        The Glenayre Credit Extensions outstanding on
                                   the Glenayre Conversion Date shall be
                                   repayable in two consecutive quarterly
                                   installments, commencing on March 31, 2000, and ending on June 30, 2000, in an equal amount for each quarter based on the amount of the Glenayre Credit Extensions outstanding on the Glenayre Conversion Date.

              Purpose: The Glenayre Credit Extensions shall be available to finance the acquisition by the Borrower from Glenayre of Glenayre equipment, related software and technical services associated with the installation and servicing of Glenayre equipment.


       2.     Tranche A Facility

              Type and Amount of
              Facility:            4-year revolving credit facility (the
                                   "Tranche A Facility" in the amount of
                                   $35,000,000 (the loans thereunder, the
                                   "Tranche A Loans").

              Availability:        The Tranche A Facility shall be available on
                                   a revolving basis during the period
                                   commencing on the Closing Date (as defined below) and ending on the date which is three and one half years thereafter (the "Tranche A
                                   Conversion Date"), after which the Tranche A
                                   Loans will amortize as described below.

              Amortization:        The Tranche A Loans outstanding on the
                                   Tranche A Conversion Date shall be repayable in two consecutive quarterly installments, commencing on March 31, 2000, and ending on June 30, 2000, in an equal amount for each quarter based on the amount of the Tranche A
                                   Loans outstanding on the Tranche A Conversion
                                   Date.

              Purpose: The proceeds of the Tranche A Loans shall be used to finance the working capital and capital expenditure needs of the Borrower and its subsidiaries in the ordinary course of business.

3.     Tranche B Facility

       Type and Amount of
       Facility:                   8-year reducing revolving credit facility
                                   (the "Tranche B Facility; together with the
                                   Glenayre Facility and Tranche A Facility, the
                                   "Credit Facilities") in the amount of
                                   $115,000,000 (the loans thereunder, the
                                   "Tranche B Loans").

       Availability:               The Tranche B Facility shall be available on
                                   a revolving basis during the period
                                   commencing on the Closing Date and ending on June 30, 2004 (the "Tranche B Termination
                                   Date"), provided that the Tranche B Facility shall automatically terminate on June 30, 2000 unless the initial borrowing thereunder is made on or before such date.

       Stepdowns:                  The Tranche B Facility shall be reduced in
                                   fourteen consecutive quarterly installments, commencing on March 31, 2001 and ending on June 30, 2004, in an aggregate amount for each calendar year set forth below equal to the percentage set forth opposite such year multiplied by the amount of the Tranche B
                                   Facility (with the installments during each such year being equal in amount):


                                            Year             Percentage
                                            ----             ----------
                                            2001                10.0%
                                            2002                22.5
                                            2003                37.5
                                            2004                30.0

       Maturity:                   The Tranche B Termination Date.

       Purpose: The proceeds of the Tranche B Loans shall be used to finance the working capital and capital expenditure needs of the Borrower and its subsidiaries in the ordinary course of business and to repay maturing Glenayre Credit Extensions and Tranche A Loans.

III.   General Payment Provisions

       Fees and Interest Rates:    As set forth on Annex I.

       Optional Prepayments and    Loans may be prepaid and commitments may be
       Commitment Reductions:      reduced by the Borrower in minimum amounts to
                                   be agreed upon, provided that Eurodollar
                                   Loans (as defined in Annex I) may only be prepaid on the last day of an interest period applicable thereto. Optional prepayments of the Loans and reductions of the commitments to lend under the Credit Facilities shall be applied ratably among the Credit Facilities and, with respect to each Credit Facility, to the installments and mandatory stepdowns thereof ratably in accordance with the then outstanding amounts thereof. In the case of any such reduction of a revolving credit commitment to lend under the Tranche B
                                   Facility, the Loans thereunder shall be
                                   prepaid to the extent they exceed the Tranche
                                   B Facility as so reduced.

       Mandatory Prepayments and   The following amounts shall be applied to
       Commitment Reductions:      prepay the Loans and reduce the Credit
                                   Facilities:

                                   (a)  subject to certain exceptions to be
                                   agreed upon, 50% of the net proceeds of any sale or issuance of equity or incurrence of indebtedness after the Closing Date by the corporation which is the owner of all of the capital stock of the Borrower (the "Parent") or by the Borrower or any of its subsidiaries;

                                   (b)  100% of the net proceeds of any sale or
                                   other disposition by the Borrower or any of its subsidiaries of any material assets (except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and certain other sales to be agreed on);

                                   (c)  100% of the net proceeds of any
                                   insurance or condemnation recoveries not reasonably promptly applied toward repair or replacement of the affected property; and

                                   (d)  a percentage of Excess Cash Flow for
                                   each fiscal year of the Borrower based on the Borrower's Leverage Ratio as set forth on Annex II (commencing with the fiscal year ending December 31, 1998).

                                   All such prepayments of the Loans and
                                   reductions of the commitments to lend under the Credit Facilities shall be applied ratably between the Credit Facilities (except that any such prepayment made with the proceeds of the sale of any equipment, related software and technical services supplied by Glenayre shall be applied, so long as any Glenayre Credit Extensions are outstanding, first to the Glenayre Credit Extensions) and, with respect to each Credit Facility, to the installments and mandatory stepdowns thereof ratably in accordance with the then outstanding amounts thereof. In the case of any such reduction of a revolving credit commitment to lend under the Tranche B Facility, the Loans thereunder shall be prepaid to the extent they exceed the Tranche B Facility as so reduced.



IV.    Guarantees and Collateral (See Annex III)

       Guarantees:                 All obligations of the Borrower under the
                                   Credit Documentation shall be unconditionally guaranteed by the Guarantors.

       Collateral:                 All the assets used in the business of the
                                   Borrower will be lodged in one of three
                                   separate subsidiaries of the Borrower into which will be placed, respectively: (a) all FCC and other governmental licenses and permits ("the License Subsidiary"), (b) all real estates leasehold interests (the
                                   "Leasehold Subsidiary"), and (c) all other assets (the "Operating Subsidiary"). The obligations of the Borrower under the Credit
                                   Facilities will be secured by a pledge of all the capital stock of such Subsidiaries. In addition, the Operating Subsidiary will create perfected liens on receivables, general intangibles and all equipment owned by it that shall be supplied by Glenayre and other vendors.

                                   All collateral will be held by Chase as
                                   collateral agent for the Lenders and will be shared by them equally and ratably, except that the Glenayre Credit Extensions will have a first priority security interest in the equipment and related software supplied by Glenayre.

V.     Certain Conditions

       Initial Conditions:         The availability of the Credit Facilities
                                   shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before June 30, 1996:

                                   (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (the "Credit Documentation").

                                   (b) The Parent shall have received at least
                                   $145,000,000 in cash in gross proceeds from the issuance of its Senior Discount Notes due 2006 (the "Senior Notes") on satisfactory terms and conditions, and the Borrower shall have received at least $200,000,000 from the issuance of its common stock to the Parent (constituting the proceeds of the Senior Notes and the preferred stock referred to in paragraph (c) below). All the proceeds from the Senior Discount Notes offering and preferred stock offering must be invested in the Borrower. The capital structure of each Credit Party after the completion of the foregoing shall be satisfactory in all respects.

                                   (c) The Administrative Agent and Glenayre shall be satisfied with all the terms and conditions of the Parent's currently outstanding preferred stock.

                                   (d) The Borrower shall have entered into equipment supply contracts with all vendors containing satisfactory terms and conditions to allow the Borrower to fulfill its business plan and such contracts shall be satisfactory to the Administrative Agent.

                                   (e) The Lenders, the Administrative Agent and the Arranger shall have received all fees and expenses required to be paid on or before the Closing Date.

                                   (f) All governmental and third party
                                   approvals (including landlords' and other consents) necessary or advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

                                   (g) The Lenders shall have received (i)
                                   satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

                                   (h) The Lenders shall have received a
                                   satisfactory pro forma consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (g) above, adjusted to give effect to the consummation on the Closing Date of the issuance by the Parent of the Senior Notes and the financings contemplated hereby.

                                   (i) The Lenders shall have received a
                                   satisfactory business plan for fiscal years
                                   1996 through 2000 and a satisfactory written analysis of the business and prospects of the Borrower and its subsidiaries for the period from the Closing Date through the final maturity of the Loans (the "Business Plan").

                                   (j) The Lenders shall have received the
                                   results of a recent lien search in each of the jurisdictions and offices where assets of the Borrower and its subsidiaries are located or recorded, and such search shall reveal no liens on any of the assets of the

                                   Borrower or its subsidiaries except for liens approved by the Administrative Agent.

                                   (k) The Administrative Agent and Glenayre shall have received satisfactory evidence that the Borrower constitutes a "Designated Entity" within the meaning of the FCC rules and regulations entitled to all the benefits of such status, and the Administrative Agent shall be satisfied with all of the terms and conditions of the payment obligations of the Borrower with respect to all licenses acquired by the Borrower from the FCC.

       Conditions to               The making of each Glenayre Loan shall be
       Glenayre Credit Extensions: subject to the satisfaction of certain conditions to be agreed upon among Chase, Glenayre and the Borrower, including, but not limited to, the condition that the borrower shall be operating in accordance with the Business Plan.

       Conditions to               The making of each Tranche A Loan shall be
       Tranche A Loans:            subject to (a) the Borrower having expended
                                   $185,000,000 of the $200,000,000 referred to
                                   in paragraph (b) under "Initial Conditions" above, (b) the Borrower having drawn down the full amount of the Glenayre Facility and (c) the Borrower having (both before and after giving effect to such Loan) (i) a minimum number of "Qualified Pagers in Service" (to be defined as paging units in service for a minimum of 60 days) and (ii) a minimum level of Average Monthly Revenue Per Unit ("ARPU"), all as set forth on Annex IV.


       Conditions to               The making of each Tranche B Loan shall be
       Tranche B Loans:            subject to (a) the Borrower having expended
                                   $185,000,000 of the $200,000,000 referred to
                                   in paragraph (b) under "Initial Conditions" above and (b) the Borrower having (both before and after giving effect to such Loan)
                                   (i) a maximum ratio of Total Debt to
                                   "Qualified Pagers in Service" (to be defined as paging units in service for a minimum of 60 days) and (ii) a maximum ratio of Total
                                   Debt to Operating Cash Flow, all as set forth on Annex V.

       On-Going Conditions:        The making of each extension of credit shall
                                   be conditioned upon (a) all representations and warranties in the Credit Documentation
                                   (including, without limitation, the material adverse change and litigation representations) being true and correct in all material respects and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.


VI.    Representations, Warranties,
       Covenants and Events of Default

                                   The Credit Documentation shall contain
                                   representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

       Representations and         Accuracy of financial statements (including
       Warranties:                 pro forma financial statements); absence of
                                   undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority;
                                   enforceability of Credit Documentation; no conflict with law or contractual obligations;
                                   no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal
                                   Reserve regulations; FCC compliance; ERISA;
                                   Investment Company Act; subsidiaries;
                                   environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

      Affirmative Covenants:       Delivery of annual audited (within 90 days of
                                   year-end) and unaudited quarterly (within 45 days of quarter-end) and monthly financial statements, reports, accountants' letters, budgets, officers' compliance certificates, reasonably detailed reports (on a regular basis) of the Borrower's Beta testing in Atlanta and Boston and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges (including FCC licenses);
                                   compliance with the Communications Act and other laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                   right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; and compliance with environmental laws; agreement to grant security interests in after-acquired property.

      Financial Covenants:         Financial covenants (including, without
                                   limitation, a maximum Total Debt to Operating
                                   Cash Flow Ratio, minimum Interest and Fixed
                                   Charge Coverage Ratios and a maximum ratio of Total Debt to Qualified Pagers in Service, all as set forth on Annex VI).

      Negative Covenants:          Limitations on: indebtedness (including
                                   preferred stock); liens; guarantee
                                   obligations; mergers, consolidations,
                                   liquidations and dissolutions; sales of
                                   assets; leases; dividends and other payments in respect of capital stock (except as described under "Permitted Restricted
                                   Payments" below); capital expenditures;
                                   investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; amendments to charter and by-laws; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; and changes in passive holding company status of the Parent.

      Permitted Restricted         Distributions may be made on the capital
      Payments:                    stock of the Borrower commencing in 2001 to
                                   the extent necessary to pay cash interest on the Senior Notes provided that (before and after giving effect thereto) no Default or

                                   Event of Default shall have occurred and be continuing.

      Events of Default:           Nonpayment of principal when due; nonpayment
                                   of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;
                                   violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default;
                                   bankruptcy; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest or of any credit support document; loss of material FCC licenses; and a change of control. Certain of the foregoing events of default shall be applicable to the provider of credit support as well as to the Borrower and its subsidiaries and to the Parent.

VII.   Certain Other Terms

       Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding Loans and commitments representing a majority of the aggregate amount of the Loans and commitments under the Credit Facilities with certain issues also requiring a vote of a majority of each class of Lender, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment or any scheduled stepdown thereof and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, and (ii) releases of all or substantially all of the collateral. Class voting provisions shall be included with respect to changes in the application of prepayments and certain other matters.

       Assignments and             The Lenders shall be permitted to assign and
       Participations:             sell participations in their Loans and
                                   commitments, subject, in the case of
                                   assignments (other than to another Lender or to an affiliate of the assigning Lender), to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments, the minimum assignment amount shall be $5,000,000.
                                   Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit
                                   Facilities only upon request.


       Yield Protection:           The Credit Documentation shall contain
                                   customary provisions (a) protecting the
                                   Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of withholding or other taxes and
                                   (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, prepayment of a Eurodollar Loan
                                   (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

       Expenses and                The Borrower shall pay (a) all reasonable
       Indemnification:            out-of-pocket expenses of the Administrative
                                   Agent and the Arranger associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees and disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders in connection with the enforcement of the Credit

                                   Documentation (including the fees and
                                   disbursements and other charges of counsel).

                                   The Borrower shall indemnify, pay and hold harmless the Administrative Agent, the Arranger and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

       Governing Law and Forum:    State of New York.

       Counsel to the              Simpson Thacher & Bartlett
       Administrative
       Agent and the Arranger:

       Commitment Termination      The Credit Documentation must have been
       Date:                       entered into on or before June 30, 1996.



VIII.  Certain Defined Terms

       Capital Expenditures:       Shall mean, for any period, expenditures
                                   (including, without limitation, the aggregate amount of capital lease obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed or other capital assets
                                   (including renewals, improvements and
                                   replacements, but excluding repairs) during such period computed in accordance with GAAP.

       Debt Service:               Shall mean, for any period, the sum of
                                   Interest Expense for such period and
                                   scheduled principal payments and required commitment reductions under the Credit
                                   Facilities during such period, as well as any capital lease payments due during such period.

       Designated Corporate        [to be determined].
       Overhead:


       Excess Cash Flow:           Shall mean, for any fiscal year, the amount
                                   (if any)
                                   by which (a) Net Operating Cash Flow for such fiscal year exceeds (b) the sum of (i) Debt
                                   Service for such fiscal year plus (ii) the aggregate amount of Capital Expenditures made by the Borrower and its subsidiaries during such fiscal year plus (iii) the aggregate amount of income taxes paid during such fiscal year plus (iv) $3,000,000.

       Fixed Charge Coverage       Shall mean, as at any date of determination
       Ratio:                      thereof, the ratio of (a) Net Operating Cash
                                   Flow of the Borrower for the then most
                                   recently ended fiscal quarter for which
                                   financial statements shall have been
                                   delivered to the Lenders, plus cash then on hand (for the periods from The Closing Date to 12/31/2000), plus (after the Tranche B
                                   Incurrence Date (as defined on Annex V) but before December 31, 2000) the then unused amount of the Tranche B Facility to (b) Fixed
                                   Charges for such period.


       Fixed Charges:              Shall mean, for any period, for the Borrower
                                   and its subsidiaries (determined on a
                                   consolidated basis without duplication in accordance with GAAP): the sum of (i) Debt
                                   Service for such period plus (ii) taxes paid during such period; plus (iii) the aggregate amount of Capital Expenditures made during such period.

       Interest Coverage Ratio:    Shall mean, as at any date of determination
                                   thereof, the ratio of (a) Net Operating Cash
                                   Flow for the two then most recently ended consecutive fiscal quarters for which financial statements shall have been delivered to the Lenders, plus cash then on hand (for the periods from the Closing Date to 12/31/2000) to (b) Interest Expense for such fiscal quarters.

       Interest Expense:           Shall mean, for any period, the sum, for the
                                   Borrower and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of capital lease obligations and net amounts received or paid under interest rate swaps).

       Leverage Ratio:             Shall mean, as at any date of determination
                                   thereof, the ratio of (a) Total Debt at such time to (b) Operating Cash Flow for the two then most recently ended consecutive fiscal quarters for which financial statements shall have been delivered to the Lenders multiplied by two.

       Net Operating Cash Flow:    Shall mean, for any period, Operating Cash
                                   Flow for such period less Designated
                                   Corporate Overhead for such period.

       Operating Cash Flow:        Shall mean, for any period, the sum
                                   (determined on a consolidated basis in
                                   accordance with GAAP and without duplication) of (a) gross operating revenue (whether recurring or non-recurring) of the Borrower and its subsidiaries derived in the ordinary course of business during such period
                                   (including, without limitation, all service charges and all revenues realized from the sale or lease of mobile radio or paging equipment but excluding interest income and unusual, non-recurring or extraordinary items) minus (b) gross operating expenses
                                   (whether recurring or non-recurring) of the Borrower and its subsidiaries during such period (including, without limitation, all site rental charges, maintenance expenses, general administration expenses and general corporate overhead expenditures but excluding
                                   Interest Expense and excluding also
                                   depreciation, amortization of intangibles, certain Designated Corporate Overhead, other non-cash charges and any unusual, non-recurring or extraordinary items).

       Total Debt:                 Shall mean all indebtedness of the Borrower
                                   (including, without limitation, capital lease obligations).

                                                                         Annex I

                                   Interest and Certain Fees


       Interest Rate Options:      The Borrower may elect that all or a portion
                                   of the Loans bear interest at a rate per annum equal to:

                                   (a) the Base Rate plus the Applicable Margin; or

                                   (b) the Eurodollar Rate plus the Applicable
                                   Margin.

                                   As used herein:

                                   "Base Rate" means the higher of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.

                                   "Applicable Margin" means:

                                   (a) in the case of Glenayre Credit
                                   Extensions, (i) which are Base Rate Loans (as defined below), 3% or (ii) which are Eurodollar Loans (as defined below), 4%, or

                                   (b) in the case of Tranche A, (i) which are Base Rate Loans (as defined below), 3% or
                                   (ii) which are Eurodollar Loans (as defined below), 4% or

                                   (c) in the case of Tranche B Loans, (i) which are Base Rate Loans (x) 2% (when the Debt to Operating Cash Flow Ratio is equal to or greater than 5 to 1) or (y) 1 1/2% (when such Ratio is less than 5 to 1) or (ii) which are Eurodollar Loans (x) 3% (when such Ratio is equal to or greater than 5 to 1) or (y) 2 1/2% (when such Ratio is less than 5 to 1).

                                   "Eurodollar Rate" means the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the relevant Loan.

       Interest Payment Dates:     In the case of Loans bearing interest based
                                   upon the Base Rate ("Base Rate Loans"),
                                   quarterly in arrears.

                                   In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

       Commitment Fees:            The Borrower shall pay to the Lenders
                                   (including Glenayre) a commitment fee
                                   calculated at the rate of 1/2 of 1% per annum on the average daily unused portion of the Credit Facilities, payable quarterly in arrears.

       Default Rate:               At any time when the Borrower is in default
                                   in the payment of any amount due under the Credit Facilities, the principal of all Loans shall bear interest at 3% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 3% above the rate applicable to Base Rate Loans.

       Rate and Fee Basis:         All per annum rates shall be calculated on
                                   the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                        Annex II

                                Excess Cash Flow
                             Mandatory Prepayments


Leverage Ratio                                 Percentage of Excess Cashflow
                                                   applied to prepay Loans
- --------------                                 ------------------------------
greater than 3 to 1                                          75%


less than 3 to 1                                             50%
but more than 2 to 1

less than 2 to 1                                              0%

                                                                        Annex IV





                         Incurrence Tests For Tranche A


                     Pagers in Service                   750,000


                     Minimum Average Revenue             $  8.25
                     per Unit


                     Debt/Qualified Pagers in            $250 to 1
                     Service

The "Tranche A Incurrence Date" is defined as the first day upon which the Borrower meets the incurrence tests above and Tranche A is available to be borrowed by the Borrower.

                                                                         Annex V

                         Incurrence Tests For Tranche B


                     Debt/Qualified Pagers in            $250 to 1
                     Service


                     Leverage Ratio                       7 to 1


The "Tranche B Incurrence Date" is defined as the first day upon which the Borrower meets the incurrence tests above and Tranche B is available to be borrowed by the Borrower.

                                                                        Annex VI

       Quarterly Maintenance Tests For Glenayre Facility, Tranche A and B


                              Tranche B            12/31/99            6/30/2000         12/31/2000          12/30/2001
                         Incurrence Date to           to                   to                to                 and
                              12/30/99            6/29/2000            12/30/2000        12/30/2001          Thereafter
                              --------            ---------            ----------        ----------          ----------
 Total Debt/                  $200 to 1           $200 to 1            $200 to 1          $150 to 1           $150 to 1
 Qualified Pagers in
 Service

 Leverage Ratio                8.0 to 1            8.0 to 1             4.5 to 1          3.25 to 1           3.00 to 1


 Interest Coverage             1.5 to 1           1.50 to 1              2 to 1             2 to 1              2 to 1
 Ratio


 Fixed Charge                    N/A                 N/A                  N/A             1.10 to 1           1.35 to 1
 Coverage Ratio